Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Description of Common Stock

The following is a summary of the rights and preferences of our common stock. This summary does not purport to be complete and is subject to and is qualified in its entirety by reference to our charter and bylaws and applicable provisions of the Maryland General Corporation Law (“MGCL”). While we believe the following summary covers the material terms of our common stock, the description may not include all of the information that is important to you. We encourage you to read carefully our charter and bylaws and the applicable provisions of the MGCL for a more complete understanding of our common stock. Each of our charter and bylaws is attached as an exhibit to the Annual Report on Form 10-K.

General

Our charter provides that we may issue up to 500,000,000 shares of common stock, $0.01 par value per share, 150,000,000 shares of special voting stock, $0.01 par value per share, and up to 100,000,000 shares of preferred stock, $0.01 par value per share, of which 140 shares are classified and designated as 12.5% Series A Cumulative Non-Voting Preferred Stock. Our charter provides that our board of directors, without common stockholder approval, may amend our charter to increase or decrease the aggregate number of shares of stock that we are authorized to issue or the number of authorized shares of any class or series of our stock. On the date hereof, we have 17,814,672 shares of our common stock and 26,317,396 shares of our special voting stock, issued and outstanding. On June 21, 2017, we redeemed all of the issued and outstanding shares of our 12.5% Series A Cumulative Non-Voting Preferred Stock for $145 per share. As a result of this redemption, none of the authorized shares of 12.5% Series A Cumulative Non-Voting Preferred Stock are currently issued or outstanding. Under Maryland law, our stockholders generally are not liable for our debts or obligations solely as a result of the stockholder’s status as a stockholder.

Class B LLC units in our predecessor entities are exchangeable, together with an equal number of shares of our special voting stock, for an amount of cash equal to the fair market value of an equal number of shares of our common stock or, at our election, an equal number of shares of our common stock, subject to certain adjustments and restrictions.

Common Stock

All of our issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, holders of our common stock are entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for distribution to our stockholders, and are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities.

Subject to the specific class voting rights of holders of any other class or series of our stock, including our special voting stock and to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. Except as provided with respect to any other class or series of our stock (including our special voting stock), the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors and directors will be elected by a plurality of the votes cast in the election of directors, which means that stockholders (including holders of our special voting stock) entitled to cast a majority of the votes entitled to be cast in the election of directors can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, all holders of our common stock will have equal dividend, liquidation and other rights.

Under Maryland law, a Maryland corporation generally cannot amend its charter, consolidate, merge, convert, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. As permitted by Maryland law, except for amendments to the provisions of our charter relating to the removal of directors and the vote required to amend the removal provision, which must be approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, our charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Holders of our special voting stock have the right to vote as separate classes of stock on certain amendments to our charter as described below under “Special Voting Stock.” Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity owned, directly or indirectly, by the corporation. Because our operating assets may be held by our wholly owned subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Except for amendments to certain provisions of our bylaws relating to any special election meeting described below under the caption “Special Meetings of Stockholders,” or the vote required to amend such provisions, our board of directors has the exclusive power to amend our bylaws.

Special Voting Stock

Holders of our special voting stock are entitled to vote together as a single class with holders of our common stock on all matters brought before our common stockholders, including the election of directors, on an as-exchanged basis, as if such holder of our special voting stock had exchanged any Class B LLC units in our predecessor entities held by such holder for shares of our common stock. In addition, holders of our special voting stock have the exclusive right to vote, as a single class, on any amendment to our charter on which our stockholders are entitled to vote that would alter only the contract rights, as expressly set forth in our charter, of the special voting stock. Holders of our special voting stock are not entitled to any dividends or other distributions from us, including any distribution of our assets upon our liquidation, dissolution or winding up, except that holders of special voting stock may receive distributions of our securities, including shares of any class or series of our stock, when, as and if authorized by our board of directors and declared by us. Holders of our special voting stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Shares of our special voting stock are exchangeable, together with an equal number of Class B LLC units in our predecessor entities, for an amount of cash equal to the fair market value of an equal number of shares of our common stock or, at our election, an equal number of shares of our common stock, subject to certain adjustments and restrictions.

Power to Reclassify and Increase the Number of Authorized Shares of Stock

Our board of directors may, without common stockholder approval, classify any unissued shares of our preferred stock and reclassify any unissued previously-classified shares of our stock into other classes or series of stock. Before authorizing the issuance of shares of any new class or series, our board of directors must set, subject to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms and conditions of redemption for each class or series of stock. In addition, our charter authorizes our board of directors, with the approval of a majority of the entire board of directors and without common stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock, or the number of shares of any class or series of stock, that we are authorized to issue. These actions can be taken without common stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended from time to time (the “Code”), our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as specially defined in the Code for this purpose to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy certain other requirements as well.

Our charter contains restrictions on the ownership and transfer of our stock. Subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our common stock, excluding any shares of such class or series of common stock that are not treated as outstanding for federal income tax purposes, or 9.8% of the aggregate value of all our outstanding stock, excluding any shares of our stock not treated as outstanding for federal income tax purposes. We refer to these restrictions collectively as the “ownership limit.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding shares of any class or series of our common stock, or the acquisition of an interest in an entity that owns shares of our common stock of any class or series could, nevertheless, cause the acquiror or another individual or entity to be treated as owning shares of our common stock of any class or series in excess of the ownership limit.

Our board of directors may, upon receipt of such representations and agreements as it may require and in its sole discretion, prospectively or retroactively, exempt a person from all or any component of the ownership limit or establish a different limit on ownership for a person if the person’s ownership in excess of the ownership limit could not result in our being “closely held” under Section 856(h) of the Code (without regard to whether the interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT. As a condition of granting a waiver of the ownership limit or creating an excepted holder limit, our board of directors may, but is not required to, require an opinion of counsel or IRS ruling satisfactory to our board of directors as it may deem necessary or advisable to determine or ensure our status as a REIT and may impose any conditions or restrictions on such a waiver or excepted holder limit as it deems appropriate.

In connection with granting a waiver of the ownership limit or creating an excepted holder limit or at any other time, our board of directors may increase or decrease the ownership limit or any component of the ownership limit unless, after giving effect to any increased or decreased ownership limit, five or fewer persons could beneficially own, in the aggregate, more than 49.9% in value of the aggregate outstanding shares of our stock or we would otherwise fail to qualify as a REIT. A decreased ownership limit will not apply to any person whose ownership of our stock at the time the ownership limit is decreased exceeds the decreased ownership limit until the person’s ownership of our stock, in the aggregate, or of the applicable classes or series of our common stock, equals or falls below the decreased ownership limit, but any acquisition of our stock, or of shares of the applicable class or series of our common stock, by such a person after the decrease in the ownership limit will violate the decreased ownership limit.

In addition to the ownership limit, our charter prohibits:

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any person from beneficially or constructively owning shares of our stock that could result in our being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

●	any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons.

Any person who acquires or attempts to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other restrictions on transfer and ownership of our stock discussed above, or who would have owned shares of our stock that are transferred to the trust as described below, must give notice immediately to us or, in the case of a proposed transaction, give at least 15 days prior written notice to us and provide us with any other information we request in order to determine the effect of such transfer on our qualification as a REIT.

Any attempted transfer of shares of our stock that, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be void and the intended transferee will acquire no rights in the shares. Any attempted transfer of our stock that, if effective, would result in a violation of the ownership limit, our being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT, will cause the number of shares causing the violation (rounded up to the nearest whole share) to be transferred automatically to one or more trusts for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be effective as of the close of business on the business day before the date of the attempted transfer or other event that resulted in the transfer to the trust. If the transfer to the trust as described above does not occur or is not automatically effective, for any reason, to prevent a violation of the applicable restrictions on ownership and transfer of our stock, then the attempted transfer which, if effective, would have resulted in a violation of the restrictions on ownership and transfer of our stock will be null and void.

Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our stock held in the trust and will have no rights to dividends and no rights to vote or other rights attributable to the shares of our stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand by us. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a proposed transferee before our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Within 20 days of receiving notice from us of a transfer of shares to the trust, the trustee must sell the shares to a person that could own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock contained in our charter. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the proposed transferee an amount equal to the lesser of:

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the price paid by the proposed transferee for the shares or, if the event causing the shares to be held in the trust did not involve a purchase of such shares at market price, the market price of the shares on the day of such event; and

●	the net sale price received by the trustee from the sale or other disposition of the shares.

The trustee may reduce the amount payable to the proposed transferee by the amount of any dividends or other distributions that we paid to the proposed transferee before we discovered that the shares had been transferred to the trust and that is owed by the proposed transferee to the trustee as described above. The trustee must distribute any remaining amounts held by the trust with respect to the shares to the charitable beneficiary. If the shares are sold by the proposed transferee before we discover that they have been transferred to the trust, the shares will be deemed to have been sold on behalf of the trust and the proposed transferee must pay to the trustee, upon demand the amount, if any, that the proposed transferee received in excess of the amount that the proposed transferee would have received had the shares been sold by the trustee.

Shares of our stock held in the trust will be deemed to be offered for sale to us, or our designee, at a price per share equal to the lesser of:

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the price per share in the transaction that resulted in the transfer to the trust (or, if the event causing the shares to be held in the trust did not involve a purchase of such shares at market price, the market price of the shares on the day of such event); and

●	the market price on the date we, or our designee, accept the offer.

We may reduce the amount so payable by the amount of any dividends or other distributions that we paid to the proposed transferee before we discovered that the shares had been transferred to the trust and that is owed by the proposed transferee to the trustee as described above, and, in such case, we must pay such amount to the trustee for distribution to the beneficiary of the trust. We have the right to accept the offer until the trustee has otherwise sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale to the proposed transferee and distribute any dividends or other distributions held by the trustee with respect to the shares to the charitable beneficiary.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give us written notice stating the person’s name and address, the number of shares of our stock of each class and series that the person beneficially owns and a description of the manner in which the shares are held. Each such owner also must promptly provide to us, in writing, any additional information that we request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, disclose to us in writing such information as we may request in order to determine our status as a REIT or to comply, or determine our compliance, with the requirements of any governmental or taxing authority.

Any certificates representing shares of our stock will bear a legend referring to the restrictions described above.

Certain of these restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with any or all such restrictions is no longer required in order for us to qualify as a REIT.

These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219.

Certain Provisions of Maryland Law and Our Charter and Bylaws

The following summary of certain provisions of Maryland law and of our charter and bylaws is only a summary, and is subject to, and qualified in its entirety by reference to, our charter and bylaws and the applicable provisions of the MGCL.

Election and Removal of Directors

Our charter and bylaws provide that, except as provided in connection with a special election meeting as described below, the number of our directors may be established only by our board of directors but may not be fewer than one nor, unless our bylaws are amended, more than fifteen.

There is no cumulative voting in the election of directors, and directors will be elected by a plurality of the votes cast in the election of directors. Consequently, stockholders entitled to cast a majority of the votes entitled to be cast in the election of directors will be able to elect all of the directors to be elected at any annual or special meeting of our stockholders.

Pursuant to a provision of our charter, we have elected to be subject to a provision of Maryland law that provides that, at such time as we have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and at least three independent directors, and subject to the rights, if any, of holders of any class or series of our stock other than our common stock and except at a special election meeting, vacancies on our board of directors may be filled only by the remaining directors and that any directors elected by the board of directors to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred.

Our charter provides that a director may be removed with or without cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.

Business Combinations

Under Maryland law, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

●	any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock; or

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an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

●	80% of the votes entitled to be cast by stockholders entitled to vote generally in the election of directors; and

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two-thirds of the votes entitled to be cast by stockholders entitled to vote generally in the election of directors, other than the interested stockholder with whom or with whose affiliate the business combination is to be effected or an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. As permitted by statute, our board of directors has adopted a resolution exempting any business combination between us and any other person that has been approved by our board of directors, including a majority of our directors who are not affiliates or associates of such person. There can be no assurance that our board of directors will not amend or revoke this resolution at any time in the future.

Control Share Acquisitions

Maryland law provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by at least two-thirds of the votes entitled to be cast by stockholders entitled to vote generally in the election of directors, excluding votes entitled to be cast by the acquiror, officers and employees who are directors of the corporation. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would cause the acquiror to be entitled to exercise voting power in electing directors within one of the following ranges of voting power:

●	one-tenth or more but less than one-third,

●	one-third or more but less than a majority, or

●	a majority or more.

Control shares do not include shares that the acquiror is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may, upon satisfaction of certain conditions (including an undertaking to pay expenses), compel the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights, unless the corporation’s charter or bylaws provide otherwise. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, that:

●	the corporation’s board of directors will be divided into three classes;

●	the affirmative vote of two-thirds of the votes entitled to be cast in the election of directors generally is required to remove a director;

●	the number of directors may be fixed only by vote of the directors;

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a vacancy on the board be filled only by the remaining directors and that directors elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred; and

●	the request of stockholders entitled to cast a majority of the votes entitled to be cast at a special meeting is required for stockholders to require the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors to remove a director from our board of directors, (b) vest in our board of directors the exclusive power to fix the number of directors, by vote of a majority of the entire board, and (c) require, unless called by either of our Co-Chairmen of our board of directors, our President, our Chief Executive Officer or our board of directors, the request of stockholders entitled to cast a majority of votes entitled to be cast at the meeting to call a special meeting. Our charter provides that, at such time as we become eligible to make the election provided for under Subtitle 8 and subject to the rights, if any, of holders of any class or series of our stock other than our common stock and except at a special election meeting, vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office, and directors elected to fill a vacancy will serve for the full term of the class of directors in which the vacancy occurred. Our board of directors is not currently classified. In the future, our board of directors may elect, without stockholder approval, to classify our board of directors or elect to be subject to any of the other provisions of Subtitle 8.

Special Meetings of Stockholders

Either of our Co-Chairmen, our President, our Chief Executive Officer or our board of directors may call special meetings of our stockholders. A special meeting of our stockholders to act on any matter that may properly be considered at a meeting of our stockholders must also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and mail the notice of the special meeting.

Advance Notice of Director Nomination and New Business

Our bylaws provide that nominations of individuals for election to our board of directors and proposals of business to be considered by stockholders at any annual meeting of our stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by our board of directors or (iii) by any stockholder who was a stockholder of record, as of the record date for the meeting, at the time the stockholder provides the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business and who has complied with the advance notice requirements of, and provided the information and other materials required by, our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 150th day nor later than the 120th day before the first anniversary of the date of our proxy statement for the solicitation of proxies for the election of directors at the preceding year’s annual meeting.

Only the business specified in our notice of the meeting may be brought before a special meeting of our stockholders. Nominations of individuals for election to our board of directors at a special meeting of stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors or (iii) if the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by any stockholder who is a stockholder of record, as of the record date for the meeting, at the time the stockholder provides the notice required by our bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice requirements of, and provided the information and other materials required by, our bylaws. Stockholders generally must provide notice to our secretary not before the 120th day before such special meeting and after the later of the 90th day before the special meeting or the tenth day after public announcement of the date of the special meeting and the nominees of our board of directors to be elected at the meeting.

With respect to a special election meeting, our bylaws provide that nominations of individuals for election as directors at a special election meeting also may be made by holders of at least 20% of the outstanding registrable shares within the time period and containing the information specified in our bylaws.

Competing Interests and Activities of Our Directors and Officers

Our charter provides that we renounce any interest or expectancy in, or right to be offered or to participate in, any business opportunity identified in any investment policy adopted by our board of directors or agreement with any of our directors or officers unless the policy or agreement contemplates that the director or officer must present, communicate or offer such business opportunity to us, or an identified opportunity. Accordingly, except for an identified opportunity (a) no director or officer of our company is required to present, communicate or offer any business opportunity to us and (b) any director or officer of our company, on his or her own behalf or on behalf of any other person, may hold and exploit any business opportunity, or direct, recommend, offer, sell, assign or otherwise transfer such business opportunity to himself or herself or to any person or entity other than us. Our charter also provides that the taking by any of our directors or officers for himself or herself, or the offering or other transfer to another person or entity, of any identified opportunity, will not constitute or be construed or interpreted as an act or omission of the director committed in bad faith or as the result of active or deliberate dishonesty or receipt by the director of an improper benefit or profit in money, property, services or otherwise.

We have adopted an Investment Policy that, as amended, provides that our officers, including David Bistricer, JJ Bistricer and Jacob Schwimmer, are not required to present certain identified investment opportunities to us, including assets located outside the New York metropolitan area, for-sale condominium or cooperative conversions, development projects, projects that would require us to obtain guarantees from third parties or to backstop obligations of other parties, and land acquisitions. As a result, except to the extent that our officers must present certain identified business opportunities to us, our officers will have no duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we or our subsidiaries engage or propose to engage or to refrain from otherwise competing with us.

Effect of Certain Provisions of Maryland law and our Charter and Bylaws

The restrictions on ownership and transfer of our stock discussed under the caption “Restrictions on Ownership and Transfer” prevent any person from acquiring more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our common stock or 9.8% of the aggregate value of all our outstanding stock without the approval of our board of directors. These provisions, as well as the voting power represented by our special voting stock, the business combination statute and control share statute discussed above under the captions “Business Combinations” and “Control Share Acquisitions” and the supermajority vote required to remove our directors or to amend certain provisions of our charter may delay, defer or prevent a change in control of us. Our board of directors, without common stockholder approval, has the power to increase the aggregate number of authorized shares and to classify and reclassify any unissued shares of our stock into other classes or series of stock, and to authorize us to issue the newly-classified shares, as discussed under the captions “General” and “Power to Reclassify and Increase the Number of Authorized Shares of Stock,” and could authorize the issuance of shares of a class or series of stock that could have the effect of delaying, deferring or preventing a change in control of us. We believe that the power to increase the aggregate number of authorized shares and to classify or reclassify unissued shares of stock, without common stockholder approval, provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

The provisions of our charter requiring that our directors may be removed only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors prevent our stockholders from removing incumbent directors except upon a substantial affirmative vote. Our charter and bylaws also provide that, other than in connection with a special election meeting, the number of directors may be established only by our board of directors, which prevents our stockholders from increasing the number of directors on our board of directors and filling any vacancies created by such removal with their own nominees. The provisions of our bylaws discussed above under the captions “Special Meetings of Stockholders” and “Advance Notice of Director Nomination and New Business” require stockholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a stockholder proponent’s interest in us and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or fill vacancies on our board of directors with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for our common stockholders or otherwise be in the best interest of our stockholders.

Description of the Limited Partnership Interests in Clipper Realty L.P.

The following is a summary of certain rights and preferences of the limited partnership interests in Clipper Realty L.P., our operating partnership. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the Delaware Revised Uniform Limited Partnership Act, as amended, and the partnership agreement. For the purposes of this section, references to the “general partner” refer to Clipper Realty Inc. The limited partnership agreement of our operating partnership is attached as an exhibit to the Annual Report on Form 10-K.

General

Clipper Realty L.P. (the “operating partnership”) is a Delaware limited partnership. Clipper Realty Inc. is the sole general partner of the operating partnership. Pursuant to the partnership agreement of the operating partnership (the “partnership agreement”), the general partner has full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions such as acquisitions, dispositions and borrowings. No limited partner may take part in the operation, management or control of the business of the operating partnership by virtue of being a holder of units of limited partnership in the operating partnership (“OP units”), LTIP units or other limited partnership units. The limited partners have no power to remove the general partner without the general partner’s consent.

The general partner is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause the operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, the general partner will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners. However, the general partner may give priority to our separate interests and the separate interests of our stockholders, including with respect to tax consequences to limited partners. The general partner is not liable under the partnership agreement to the operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided that the general partner has acted in good faith. We and our affiliates may also engage in any transactions with the operating partnership on such terms as we may determine in our sole and absolute discretion.

Substantially all of our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through the operating partnership and its subsidiaries, and the operating partnership must be operated in a manner that will enable us to satisfy the requirements for qualification as a REIT.

Operating Partnership Interests

The operating partnership’s interests are currently classified as the general partner interest and LTIP units. The general partner is authorized to cause the operating partnership to issue OP units or other partnership interests and to admit additional limited partners to the operating partnership from time to time, on such terms and conditions and for such capital contributions as the general partner may establish in its sole and absolute discretion, without the approval or consent of any limited partner, including: (i) upon the conversion, redemption or exchange of any debt, units or other partnership interests or other securities issued by the operating partnership; (ii) for less than fair market value; or (iii) in connection with any merger of any other entity into the operating partnership.

Pursuant to the partnership agreement, upon the issuance of our stock other than in connection with a redemption of OP units (as described below), we will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to the operating partnership, thereby increasing the general partner interest.

Redemption Rights; Exchange for Common Stock

Each limited partner of our operating partnership has the right, subject to the terms and conditions set forth in the partnership agreement to require our operating partnership to redeem all or a portion of the OP units held by such limited partner in exchange for a cash amount equal to the number of tendered OP units multiplied by the price of a share of our common stock (determined in accordance with, and subject to adjustment under, the terms of the partnership agreement), unless the terms of such OP units or a separate agreement entered into between the operating partnership and the holder of such OP units provide that they are not entitled to a right of redemption or impose conditions on the exercise of such right of redemption. On or before the close of business on the fifth business day after we receive a notice of redemption, we may, in our sole and absolute discretion, but subject to the restrictions on the ownership of our stock imposed under our charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered OP units from the tendering person in exchange for shares of our common stock, based on an exchange ratio of one share of our common stock for each OP unit (subject to anti-dilution adjustments provided in the partnership agreement). Without the consent of the general partner, an exchange may not be effected for less than 1,000 OP units of the applicable LLC subsidiary (or, if the holder holds less than 1,000 OP units, all of the units held by such holder). In addition, the consummation of any exchange shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Description of the Limited Liability Company Interests in our LLC Subsidiaries

The following is a summary of certain rights and preferences of the limited liability company interests in of our LLC subsidiaries, Renaissance Equity Holdings LLC, Berkshire Equity LLC, Gunki Holdings LLC, and 50/53 JV LLC. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the New York Limited Liability Company Act, as amended, the Delaware Limited Liability Company Act, as amended, and the limited liability company agreements. For the purposes of this section, references to the terms “operating partnership” or “managing member” refer to Clipper Realty L.P. The amended and restated limited liability company agreements of each of our LLC subsidiaries is attached as an exhibit to the Annual Report on Form 10-K.

General

Renaissance Equity Holdings LLC is a New York limited liability company that was formed on September 22, 2005. Berkshire Equity LLC is a Delaware limited liability company that was formed on March 27, 2002. Gunki Holdings LLC is a Delaware limited liability company that was formed on January 10, 2003. 50/53 JV LLC is a Delaware limited liability company that was formed on November 26, 2014. Each LLC subsidiary is a predecessor entity of our company.

Following our formation transactions and the amendment and restatement of the limited liability company agreement of each LLC subsidiary (the “LLC agreements”), the operating partnership is the sole managing member of each LLC subsidiary. The continuing investors are the initial non-managing members of the LLC subsidiaries. The operating partnership has, subject to certain protective rights of non-managing members described below, full, exclusive and complete responsibility and discretion in the management and control of the LLC subsidiaries, including the ability to cause an LLC subsidiary to enter into certain major transactions such as acquisitions, dispositions and borrowings. The non-managing members have no power to remove the operating partnership as managing member without the operating partnership’s consent.

The managing member is under no obligation to give priority to the separate interests of the non-managing members in deciding whether to cause an LLC subsidiary to take or decline to take any actions. If there is a conflict between the interests of our stockholders or the operating partnership or its partners on one hand and the non-managing members on the other, the managing member will endeavor in good faith to resolve the conflict in a manner not adverse to our stockholders, the operating partnership, its partners or the non-managing members. However, the managing member may give priority to the separate interests of the Company and its stockholders, including with respect to tax consequences to the members of the LLC subsidiaries. The managing member is not liable under the LLC agreements to the LLC subsidiaries or to any non-managing member for monetary damages for losses sustained, liabilities incurred, or benefits not derived by non-managing members in connection with such decisions, provided that it acted in good faith. We, the operating partnership and our affiliates may also engage in any transactions with an LLC subsidiary on such term as we may determine in our sole and absolute discretion.

LLC Units

The operating partnership owns class A units of each of the LLC subsidiaries and the continuing investors own Class B units of each of the LLC subsidiaries. The following table sets forth information about the number of Class B LLC units that are held by the continuing investors in each LLC subsidiary:

LLC Subsidiary	Number of Class B LLC Units held by Continuing Investors
Renaissance Equity Holdings LLC	5,216,987
Berkshire Equity LLC	12,694,841
Gunki Holdings LLC	1,768,174
50/53 JV LLC	6,637,394

The managing member is authorized to acquire interests in, and manage and control additional limited liability companies, limited partnerships or any other entities that will become LLC subsidiaries and to issue additional LLC units or equivalent interests from time to time, on such terms and conditions and for such contributions (in cash or in kind) as the managing member may establish in its sole and absolute discretion, without the approval or consent of any non-managing member, including: (i) upon the conversion, redemption or exchange of any debt, units, interests or other securities issued by an LLC subsidiary; (ii) for less than fair market value; or (iii) in connection with any merger of any other entity into an LLC subsidiary.

The LLC agreements generally provide that the managing member may cause the LLC subsidiaries to make quarterly (or more frequent) distributions of all, or such portion as the managing member may in its sole and absolute discretion determine, of available cash (which is defined to be cash available for distribution as determined by the managing member). The holders of the Class B LLC units are entitled to a preferred distribution equal to the lesser of (i) the per OP unit distribution paid by the operating partnership or (ii) a pro rata share (determined for this purpose without regard to any class A LLC units held by the operating partnership) of all of the cash flow of the applicable LLC subsidiary. The class A LLC units held by our operating partnership are entitled to any remaining cash flow of such LLC subsidiary, subject to the discretion of the managing member of the LLC subsidiary to hold surplus amounts in reserve for application in future periods, including distributions to holders of Class B LLC units in the subsequent periods in accordance with the previous sentence.

Exchange Rights

Each non-managing member of the LLC subsidiaries has the right, subject to the terms and conditions set forth in the LLC agreements, to require the operating partnership to exchange all or a portion of the Class B LLC units held by such non-managing member, together with the same number of shares of our special voting stock, for a cash amount equal to the number of tendered Class B LLC units multiplied by the price of a share of our common stock (determined in accordance with, and subject to adjustment under, the terms of the LLC agreements), unless the terms of such Class B LLC units or a separate agreement entered into between an LLC subsidiary and the holder of such Class B LLC units provides that the holder is not entitled to a right of exchange or imposes conditions on the exercise of such right of exchange. On or before the close of business on the fifth business day after we and the operating partnership receive a notice of exchange, we may, in our sole and absolute discretion, but subject to the restrictions on the ownership of our stock imposed under our charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered Class B LLC units from the tendering non-managing member in exchange for shares of our common stock, based on an exchange ratio of one share of our common stock for each Class B LLC unit (subject to anti-dilution adjustments provided in the LLC agreements). Without the consent of the managing member, an exchange may not be effected (i) for less than 1,000 class B LLC units of the applicable LLC subsidiary (or, if the non-managing member holds less than 1,000 Class B LLC units, all of the units held by such member) or (ii) during the period after the record date with respect to a distribution by the Company for a distribution to its stockholders of some or all of its portion of such distribution. In addition, the consummation of any exchange shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Registration Rights

We entered into a continuing investors registration rights agreement with certain persons receiving shares of our common stock and Class B LLC units at our formation, including certain members of our senior management team and the other continuing investors. The continuing investors registration rights agreement provides for the registration of such shares of common stock and shares of common stock that are issuable upon the exchange of Class B LLC units.